Exhibit 3.1

Execution Version

CERTIFICATE OF FORMATION

OF

MS BDC 4 LLC

This Certificate of Formation of MS BDC 4 LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.            Name. The name of the limited liability company formed hereby is MS BDC 4 LLC.

2.            Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware, County of New Castle is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3.            This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of September 14, 2021.

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Authorized Person

[Signature Page to MS BDC 4 LLC - Certificate of Formation]